Exhibit 15

August 1, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Johnson Controls, Inc. Registration Statement Nos. 333-178148 and 333-179613 on Form S-3 and 33-30309, 33-31271, 33-58094, 333-10707, 333-41564, 333-141578, 333-173326 and 333-188430 on Form S-8.

Commissioners:

We are aware that our report dated August 1, 2014 on our review of interim financial information of Johnson Controls, Inc. (the "Company") as of and for the three-month and nine-month periods ended June 30, 2014 and 2013 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2014 is incorporated by reference in the above referenced Registration Statements.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin